Exhibit 99.1

NN, Inc. Strengthens Balance Sheet Through Sale of Non-Core Plastics Plant

Executing on Key Elements of Transformation Plan

FOR IMMEDIATE RELEASE

CHARLOTTE, N.C., July 2, 2024 – NN, Inc. (NASDAQ: NNBR), a global diversified industrial company that engineers and manufactures high-precision components and assemblies, today announced it has entered into a definitive agreement to sell its lone plastics products plant known as Industrial Molding Corporation (IMC), to Davalor Mold Company, a wholly owned portfolio company of Blackford Capital. Total net cash proceeds will be approximately $16 million.

“NN is underway with a strategic transformation that includes leveraging our core competencies and implementing a supportive balance sheet” said Harold Bevis, President and CEO of NN, Inc. “IMC is a good, stand-alone plastics injection-molding plant and is not core to our strategic direction. Our core competencies are centered upon delivering globally competitive, mission critical manufacturing solutions to discriminating buyers of high-value, high-precision components and sub-assemblies. This plant is not consistent with this direction and is more general-purpose in nature. Furthermore, the products and customers in this plant are unique to it and there will be no impact to NN’s remaining business. The plant’s business is centered in generic vehicle parts and ball bearing components.”

“A key element of NN’s transformation and leadership plan is to progressively correct our balance sheet back to market norms. We will pay down debt with the net proceeds from this transaction and continue to advance our balance sheet initiatives. We have a tremendous amount of opportunities in front of us and are excited to implement them. We will continue to focus and refine our business plans in our chosen markets of auto, electrical, industrial and medical,” said Bevis.

Updated 2024 Outlook

As a result of this portfolio divestiture and debt reduction and deleveraging transaction, NN is revising its full-year 2024 outlook modestly as follows:

•	Revenue will be in the range of $465 million to $485 million.

•	Adjusted EBITDA will be in the range of $47 million to $51 million.

•	Free cash flow will be in the range of $8 million to $12 million.

•	New business wins will be in the range of $55 million to $70 million.

NN is committed to creating a sustainable and profitable growth business model by participating in large growing markets; partnering with innovative customers on innovative programs; and providing unique value through a global footprint of plants delivering high quality and on-time performance. NN is also strengthening its core values around climate leadership, diversity, and inclusion.

Blaige & Company served as the exclusive financial advisor on the transaction.

About NN, Inc.

NN, Inc., a global diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has facilities in North America, Europe, South America, and Asia. For more information about the company and its products, please visit www.nninc.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These statements may discuss goals, intentions, and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to NN, Inc. based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that are outside of management’s control and that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector; the impacts of pandemics, epidemics, disease outbreaks and other public health crises on our financial condition, business operations and liquidity; competitive influences; risks that current customers will commence or increase captive production; risks of capacity underutilization; quality issues; material changes in the costs and availability of raw materials; economic, social, political and geopolitical instability, military conflict, currency fluctuation, and other risks of doing business outside of the United States; inflationary pressures and changes in the cost or availability of materials, supply chain shortages and disruptions, the availability of labor and labor disruptions along the supply chain; our dependence on certain major customers, some of whom are not parties to long-term agreements (and/or are terminable on short notice); the impact of acquisitions and divestitures, as well as expansion of end markets and product offerings; our ability to hire or retain key personnel; the level of our indebtedness; the restrictions contained in our debt agreements; our ability to obtain financing at favorable rates, if at all, and to refinance existing debt as it matures; new laws and governmental regulations; the impact of climate change on our operations; and cyber liability or potential liability for breaches of our or our service providers’ information technology systems or business operations disruptions. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s filings made with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. The Company qualifies all forward-looking statements by these cautionary statements.

Investor & Media Contacts:

Joe Caminiti or Stephen Poe, Investors

Tim Peters or Emma Brandeis, Media

NNBR@alpha-ir.com

312-445-2870